UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 27, 2007

NCI, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51579	20-3211574
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11730 Plaza America Drive, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 707-6900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or and Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 27, 2007, NCI, Inc. (“NCI”), contemporaneously with the closing of its purchase of Karta Technologies, Inc. (“Karta”), as further discussed below, exercised the accordion feature in its Loan and Security Agreement and entered into the Second Amendment to its Loan and Security Agreement with SunTrust Bank, which acted as administrative agent for the lenders, and SunTrust Bank, Branch Banking and Trust Company, and Citizens Bank of Pennsylvania, as the lenders, to increase the revolving credit facility to an original principal amount of up to $90.0 million (the “Second Amendment,” and together with the Loan and Security Agreement, as amended (the “Loan and Security Agreement”).

The borrowing capacity under the Loan and Security Agreement consists of a revolving credit facility with an original principal amount of up to $90.0 million and includes a swingline facility with an original principal amount of up to $5.0 million. The outstanding balance of the facility accrues interest based on LIBOR plus an applicable margin, ranging from 100 to 175 basis points, based on a ratio of our funded debt to earnings. The credit facility expires on March 14, 2011.

The outstanding borrowings are collateralized by a security interest in substantially all of our assets. The lenders also require a direct assignment of all of our contracts at the lenders’ discretion.

The Loan and Security Agreement contains various restrictive covenants that, among other things, restrict our ability to:

•	incur or guarantee additional debt;

•	make certain distributions, investments and other restricted payments, including cash dividends on our outstanding common stock;

•	enter into transactions with certain affiliates;

•	create or permit certain liens; and

•	consolidate, merge or sell our assets.

In addition, the Agreement contains certain financial covenants that require us, to:

•	maintain a minimum tangible net worth;

•	maintain a minimum fixed charge coverage ratio and a ration of our funded debt to earnings; and

•	limit our capital expenditures below certain thresholds.

Funds borrowed under the revolving credit facility will be used to finance possible future acquisitions, to provide for working capital expenditures and for general corporate uses.

The foregoing description is qualified in its entirety by reference to the Second Amendment attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In connection with the Karta acquisition, NCI entered into a definitive Stock Purchase Agreement dated June 27, 2007 with Karta, the stockholders of Karta and certain others (the “Purchase Agreement”). The Purchase Agreement is described in greater detail under Item 2.01, the text of which is incorporated into this Item.

Item 2.01 Completion of Acquisition or Disposition of Assets

On June 27, 2007, pursuant to the terms of the Purchase Agreement, NCI completed its purchase of Karta. Karta is a federal services company with well established customer relationships with the Department of Defense and civilian agencies. Karta has more than 20 years of experience providing supportability and sustainment, engineering, comprehensive training solutions, medical transformation, and information technology to Government and commercial customers. Karta has approximately 400 employees located in over 25 locations across the United States. During 2006, Karta generated approximately 88% of its revenue from work performed for the federal government, and 78% was performed as a prime contractor.

Under the terms of the Purchase Agreement, NCI acquired Karta for $64.8 million in cash, subject to certain adjustments. $13.0 million of the purchase price will be held back by NCI in order to secure the post-closing indemnity obligations of the Karta’s shareholders. The transaction was funded through approximately $10 million of cash-on-hand and borrowings of approximately $55 million under NCI’s Loan and Security Agreement, which is further described above.

The foregoing description is qualified in its entirety by reference to the Purchase Agreement attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

As permitted by Item 9.01(a)(4) of Form 8-K, NCI will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy one (71) calendar days after the date this current report must be filed.

(b)	Pro Forma Financial Information.

As permitted by Item 9.01(b)(2) of Form 8-K, NCI will, if required, file the pro forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report of Form 8-K not later than seventy one (71) calendar days after the date this current report must be filed.

(d)	Exhibits.

Exhibit No.	Description

2.1

Stock Purchase Agreement among the Company, Karta Technologies, Inc., stockholders of Karta Technologies, Inc., Gurvinder Pal Singh, as representative of the stockholders, and Parvider Kaur, as special indemnitor, dated as of June 27, 2007.

(The appendices and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. NCI, Inc. hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any omitted appendices and exhibits upon request therefore by the Securities and Exchange Commission.)

10.1	Second Amendment to Loan and Security Agreement, dated June 27, 2007 among NCI, as the Borrower, each of the Subsidiary Borrowers identified on the signature pages thereto, the several banks and financial institutions from time to time parties to such Second Amendment to Loan and Security Agreement.

99.1	NCI’s press release dated June 27, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCI, Inc.

Date: June 27, 2007	By:	/s/ Judith L. Bjornaas
Judith L. Bjornaas
Senior Vice President and Chief Financial Officer